Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Contact: Lauren C. Steele VP Corporate Affairs 704-557-4551 FOR IMMEDIATE RELEASE May 10, 2011
Morgan H. Everett Elected to
Coca-Cola Consolidated Board of Directors
     Charlotte—Coca-Cola Bottling Co. Consolidated announced today that Ms. Morgan H. Everett has been elected to the Company’s Board of Directors at its stockholders’ meeting on May 10 along with all current directors.
     Ms. Everett is community relations director of the Company, a position she has held since January 2009. She has been an employee of the Company since October 2004. She graduated from Southern Methodist University with a B.A. in communications in 2003.
     “We are very pleased to have Morgan join the Board,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III. “She brings with her valuable experience and perspective in community relations, and, as a member of the Company’s founding family, supports our long-term commitment to this wonderful business.”
     In addition to serving on the Board, Ms. Everett will also serve on the Finance and Employee Benefits Committees of the Board. In her role as community relations director, she will continue to work with numerous organizations and business partners in the communities which the Company serves.
     Charlotte-based Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler with franchise territories in 11 Southeastern states.
—Enjoy Coca-Cola—